Exhibit 99.1

Contact:	Tom Armitage (Media)	Shep Dunlap (Investors)
	+1 847 943 5678	+1 847 943 5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Participates in JDE Peet’s

IPO; Retains Significant Stake

•	Mondelēz International contributed to JDE Peet’s successful listing on Euronext Amsterdam

•	Company will retain two board seats at the global coffee and tea company on listing

Chicago, Ill., May 29, 2020 — Mondelēz International, Inc. (NASDAQ: MDLZ) today announced its participation in JDE Peet’s admission to listing and trading of its ordinary shares on Euronext Amsterdam (Euronext Amsterdam: JDEP) and confirmed that it will be selling a portion of its stake in the coffee and tea company as part of the secondary component of JDE Peet’s offering. The offer price was set at €31.50 per share.

After settlement and depending on exercise of the over-allotment option, Mondelēz International’s stake in JDE Peet’s will be between 22.9 percent and 23.4 percent. Mondelēz International will retain two seats on the board of JDE Peet’s, which has a portfolio of more than 50 brands, including Peet’s, Jacobs, L’Or, Senseo, Tassimo and Ti Ora.

“We congratulate JDE Peet’s leadership team on the successful offering,” said Mondelēz International Chairman and Chief Executive Officer Dirk Van de Put. “This listing brings flexibility and optionality for Mondelēz International, and establishes a public mark for the value of our stake, as with our stake in Keurig Dr Pepper (NYSE: KDP).

“We will continue to remain engaged in JDE Peet’s via our two board seats,” he added.

Mondelēz International participated in the offering through its affiliate Mondelez Coffee HoldCo B.V.

The shares of JDE Peet’s will not be registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent an exemption from the registration requirements.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) empowers people to snack right in over 150 countries around the world. With 2019 net revenues of approximately $26 billion, MDLZ is leading the future of snacking with iconic global and local brands such as OREO, belVita and LU biscuits; Cadbury Dairy Milk, Milka and Toblerone chocolate; Sour Patch Kids candy and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, Nasdaq 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.

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